EXECUTION VERSION

DATED     26 April 2020

ENSCO SERVICES LIMITED
- and -
MR CARL TROWELL

_______________________________________
CONSULTANCY AGREEMENT
________________________________________

2

Execution Version

THIS AGREEMENT is made this 27th day of April 2020
BETWEEN:-

(1)	ENSCO SERVICES LIMITED (registered in England under number 04605864) whose registered office is at 7 Albemarle Street, London, England, W1S 4HQ (the “Company”), and

(2)	CARL TROWELL (the “Consultant”).
IT IS AGREED as follows.

1.	Definitions
In this Agreement:-

(A)
the “Group” means the Company and any other company which is for the time being its subsidiary, subsidiary undertaking or holding company, or a subsidiary or subsidiary undertaking of any such holding company (the terms “subsidiary” and “holding company” being defined as in section 1159 of the Companies Act 2006 and “subsidiary undertaking” being defined as in section 1162 of that Act) and, where the context so permits, any one of those companies,

(B)
“Invention” means any invention, development, discovery, idea, improvement, or innovation made by the Consultant in the provision of the Services whether patentable or capable of registration or not and whether or not recorded in any medium,

(C)	“Liability” means any liability, loss, damage, cost, claim or expense (including but not limited to legal fees) on an after tax basis,

(D)
the “Services” means such services as are required by the Chairman of the Board of the Company in order to facilitate a transition period between Mr. Trowell’s role as Executive Chairman and that of his successor, including without limitation providing advisory services to his successor, and enabling the Company and the Group to draw on the Consultant’s knowledge of the Company and the Group during the transition period and to seek his advice, given the Consultant’s long-standing experience of the Company’s and the Group’s operations and his knowledge of its stakeholders and customers.

2.	Provision of Services

2.1
From 15 June 2020 until the termination of this Agreement in accordance with clause 9 below the Consultant shall provide the Services to the Company and such other companies in the Group as the Chairman of the Board of the Company requires at such times and at such places as may be necessary for the proper provision of the Services and which may be agreed between the parties from time to time.

2.2	During the term of this Agreement, when providing the Services, the Consultant shall:

(A)	not be required to devote more than 30 hours in each calendar month to the provision of the Services,

(B)	comply with such reasonable regulations and directions as the Company or member of the Group may from time to time prescribe in connection with the provision of the Services, and

(C)	use his reasonable endeavours to promote the interests of and generally act in good faith in relation to, the Company and the Group.

2.3	The Consultant shall:

(A)	use all reasonable care and skill in the provision of the Services; and

(B)
comply with all applicable laws and regulations, and policies issued by the Company and the Group from time to time including without limitation those relating to discrimination, bullying and harassment, social media, and anti-bribery/corruption.

2.4
The Company shall provide the Consultant with such information about the Company as he may reasonably require for the provision of the Services to the Company. The Consultant shall provide the Company with such information in relation to the Services as the Company shall reasonably require.

2.5
The Consultant shall be responsible for the provision (at his own cost) of suitable equipment, materials, office accommodation and the clerical and secretarial assistance necessary for the proper provision of the Services.

2.6	The Company shall be under no obligation to provide the Consultant with any work, whether during or following termination of this Agreement.

3.	Absences of the Consultant

3.1
In the event of the Consultant’s illness or injury he shall advise the Company of such illness or injury as soon as is reasonably practicable, giving details of the illness or injury and its likely duration.

4.	Expenses

4.1
The cost of all travelling and other out of pocket expenses incurred by the Consultant in providing the Services to the Company shall be the liability of the Company provided those expenses are reasonably incurred, of reasonable amounts and evidenced in such manner as the Company may reasonably require.

4.2
For the avoidance of doubt, the Consultant is not entitled to any payments, including without limitation any fees, from the Company or any member of the Group in respect of the Services. The Consultant has agreed, at the request of the Company, to make his services available to the Company and the Group without remuneration in the context of the termination of his employment on 30 April 2020 and as part of the overall arrangements relating to his departure.

5.	Other Activities

5.1
Nothing in this Agreement shall prevent the Consultant from providing his services to, or undertaking, any other business or profession, or being or becoming an employee, consultant or agent of or adviser to any other company, firm or person, or assisting or having any financial interest in any other business or profession, provided that:-

(A)	such activity does not cause a breach of the obligations set out in clauses 2.1 to 2.3 above or give rise to an actual or potential conflict with the interests of the Group, and

(B)	the Consultant at all times keeps the Company fully informed of any such activity.

6.	Confidentiality

6.1
The Consultant agrees and warrants that during the term of this Agreement and at all times thereafter all and any information (in whatever media) regarding the operations, products, suppliers, customers, clients, finance, marketing, sales, administration, maintenance, research and development, future intentions and policy of the Group and any other information which may be a trade secret or of a confidential nature including any Invention of which he is or becomes aware, together with the existence and contents of this Agreement, shall be treated by him with the strictest confidence and secrecy and that no such information shall be disclosed to any third party (except as required by law or to employees or directors of the Group whose province it is to know such information) or used for the Consultant’s own purposes or for any purposes other than those of the Company or the Group without the written permission of the Company. This restriction shall continue to apply for as long as the Consultant is in a position to use the information more readily than others who have not worked for the Group.

6.2	The Consultant shall not, without the prior written consent of the Company either during the term of this Agreement or thereafter, make any public statement about any member of the Group.

6.3
All notes, papers, memoranda, records and writings (in whatever media, including that which may be stored on a computer) made by the Consultant relative to the business of the Company and the Group shall be and remain the property of the Company and shall be handed over to the Company or deleted from time to time on demand and in any event upon the termination of this Agreement.

7.	Data Protection

7.1
The Company/the Group and its or their employees and agents may from time to time hold, process and disclose the Consultant’s personal data in accordance with the terms of the Company’s/the Group’s privacy notice and/or data protection policies in force from time to time.

7.2
The Company/the Group and the Consultant shall each comply with their respective obligations under the EU General Data Protection Regulation 5419/16 and/or the Data Protection Act 2018, and the Consultant agrees to make available to the Company/the Group all information necessary to demonstrate his compliance with this clause 7 and allow for and contribute to audits, including inspections.

8.	Authority and Relationship of the Parties

8.1	The Consultant shall not:

(A)	assume, create or incur any liability or obligation on behalf of the Company/the Group (and acknowledges that he has no right to do so) save as specifically authorised by the Company in writing; or

(B)
at any time after the termination of this Agreement, either personally or by an agent, directly or indirectly, represent himself as being in any way connected with or interested in the business of the Company/the Group.

8.2
The Consultant agrees that he is a self employed contractor and nothing in this Agreement shall be construed to express or imply any other relationship, in particular an employment relationship, worker status or a partnership. The Consultant shall not have the status or rights of an employee or worker under all and any applicable employment legislation.

8.3
The Consultant shall bear exclusive responsibility for the payment of any National Insurance contributions, income tax and any other statutory charges or deductions specified by law from time to time in respect of any payments made to him under this Agreement.

8.4	The Consultant shall indemnify and keep indemnified the Company and the Group against any Liability it suffers or incurs as a result of:

(A)	any claims in respect of any of the matters set out in clauses 8.2 and 8.3 (excluding secondary National Insurance contributions, to the extent prohibited by law); and

(B)	any act or omission of the Consultant.

9.	Termination

9.1	This Agreement shall, subject to the remainder of this clause 9, continue in force until 31 December 2020.

9.2	The Company may terminate this Agreement without cause on 5 days’ notice or forthwith by notice to the Consultant in the event of:-

(A)	the Consultant being convicted of a criminal offence which the Company reasonably believes would adversely affect its business or the provision of the Services, or

(B)
the Consultant appearing either to be unable to pay one or more of his debts or to have no reasonable prospect of being able to do so, being the subject of a bankruptcy petition or order, having an order under Section 252 Insolvency Act 1986 made in respect of him, or commencing negotiations with a view to making, or proposing or making any composition, compromise, assignment or arrangement with all or any class of his creditors, or

(C)	the Consultant committing any act of fraud or dishonesty or doing anything which the Company reasonably believes would or may bring the Company or the Group into disrepute, or

(D)	the Consultant being in actual or potential conflict of interest as a result of his other activities, undertakings or interests, or

(E)	any serious or persistent default or breach by the Consultant of any of his obligations hereunder.

10.	Miscellaneous

10.1
Any notice required to be given by either party hereunder shall be left at or sent by registered or recorded delivery post to, in case of the Company, the registered office for the time being of the Company marked for the attention of its Company Secretary and, in the case of the Consultant, to his last known address. Any such notice shall be treated as served at the time when it is handed to or left at the registered office or address (as appropriate) of the party to be served or, if served by post, 48 hours after its posting. In proving service by post it shall be sufficient to prove that the notice was properly addressed and put in the post.

10.2
This Agreement supersedes all prior arrangements, agreements and understandings and constitutes the entire agreement between the parties relating to the Services. It may only be modified or otherwise amended by the written agreement of both the parties.

10.3	The rights and obligations of the Consultant hereunder shall not be capable of charge or assignment by him without the prior written consent of the Company.

10.4	This Agreement may be executed by faxed or emailed copies in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts together constitute but one and the same instrument.

10.5
This Agreement shall be governed by and construed under English law and each of the parties hereby irrevocably agrees that the Courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

[Signature Page Follows.]

IN WITNESS whereof this Agreement has been executed the day and year first above written.

Signed for and on behalf of
ENSCO SERVICES LIMITED
by

_/s/ John Winton__________________
John Winton, Director

Signed by the Consultant

_/s/ Carl G. Trowell_________________
Carl G. Trowell